EXHIBIT 99.1

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, Michigan 49036

FOR IMMEDIATE RELEASE
CONTACT:  John H. Castle, CEO
(517) 279-5500

SOUTHERN MICHIGAN BANCORP, INC. ANNOUNCES FOURTH
QUARTER AND FULL YEAR 2008 EARNINGS

Coldwater, Michigan, February 27, 2009: Southern Michigan Bancorp, Inc. (OTCBB: SOMC.OB) reported net income of $813,000 for 2008 compared to $4,133,000 for 2007. Earnings per share of $0.36 for the full year of 2008 compared to $2.28 in 2007. Fourth quarter 2008 net loss was $758,000 compared to net income of $1,004,000 in the fourth quarter of 2007.

Total consolidated assets at December 31, 2008 were $475.0 million, compared to $480.2 million at December 31, 2007.

During 2008, Southern added $5,080,000 to its provision for loan losses, increasing the allowance for loan losses to $7,104,000, or 2.12% of loans. This compares to a provision of $745,000 for 2007 with an allowance at December 31, 2007 of $5,156,000, or 1.53% of loans. The increase in the provision resulted from higher specific reserves as well as increased charge offs. Net charge offs totaled $3,132,000 for 2008. Non-performing loans totaled $9,152,000 at December 31, 2008, or 2.73% of total loans. This was a decrease of $1,297,000, or 12.4% from September 30, 2008 totals.

Southern's 4.36% net interest margin for 2008 remained strong when compared to peers. This compared to 4.83% for 2007. The decline in margin is attributable to the declining rate environment as well as the reversal of interest related to loans placed on nonaccrual status during the year. Net interest income for 2008 was $2,834,000 greater than in 2007 due to the additional loans, investments and deposits acquired from FNB.

Non-interest income for 2008 was $2,149,000 greater than in 2007. The increase is primarily attributable to FNB non-interest income. Non-interest expense for 2008 was $6,164,000 greater than 2007. The increase was largely due to the FNB acquisition.

The annualized return on average assets for 2008 and 2007 was 0.17% and 1.18%, respectively. The annualized return on average equity was 1.77% for 2008 compared to 12.72% for 2007.

Financial results for 2008 were influenced by the acquisition of FNB Financial on December 1, 2007. In accordance with the purchase method of accounting, FNB's results of operations were included in Southern's consolidated statements of income from the date of acquisition. As a result of the merger, Southern recorded additional net loans of $76.8 million, securities of $40.2 million and additional deposits of $118.6 million at the time of the acquisition.

Southern has elected to continue to participate in the Federal Deposit Insurance Corporation (FDIC) Temporary Liquidity Guarantee Program following the expiration of the initial opt-out period. Participation includes the Transaction Account Guarantee Program related to the unlimited guarantee of both non-interest bearing deposit accounts and eligible, low earning NOW accounts (interest rate equal to or less than 0.50%) and the Debt Guarantee Program related to the guarantee of applicable senior unsecured debt.

John H. Castle, Chairman and Chief Executive Officer of Southern Michigan Bancorp, Inc., stated, "Even though our results are not what we would desire, given the severe economic circumstances we are pleased that we had positive earnings for the year. The continued decline in the economy as well as the financial market chaos has negatively impacted Southern in 2008. Asset quality and sufficient loan loss reserves have become focal points for most banks in these trying times, including Southern. While we are hopeful that the financial and capital markets will stabilize and allow some normalcy to return to the economy, we are expecting some further deterioration in the loan portfolio until that occurs."

"We have been proactive in carefully monitoring our credits and working with our customers to ensure both their long-term success and ours. As announced earlier this month, we are uniting the charters of our two banks, a move which we expect will save $500,000 annually. In addition, we are aggressively reviewing deposit and lending rates to maintain our margin. We are also taking a hard look throughout our organization for ways to improve our profitability and increase efficiencies, and are in the process of implementing revenue enhancements and cost savings initiatives."

Southern Michigan Bancorp, Inc. is a two bank holding company headquartered in Coldwater, Michigan with 18 branches within Branch, Calhoun, Cass, Hillsdale and St. Joseph Counties which provide a broad range of consumer, business and wealth management services throughout the region.

***

This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Southern Michigan Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as "will", "expect", "hopeful", "improve", "anticipate" or "continue" and other similar words or expressions. Accounting estimates, such as the provision and allowance for loan losses, are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated. Our ability to successfully implement new programs and initiatives, increase efficiencies and improve profitability is not entirely within our control and is not assured. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and Southern Michigan Bancorp, Inc., specifically, are also inherently uncertain. Additional information about factors that may adversely affect the matters addressed in forward-looking statements are contained in Southern's reports filed with the Securities and Exchange Commission. Other risk factors exist and new risk factors may emerge at any time. Investors should not place undue reliance on forward-looking statements as predictions of future results. Southern undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

SOUTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2008	December 31, 2007

	(In thousands, except share data)
ASSETS
Cash and due from banks	$27,989	$14,470
Federal funds sold	3,320	6,449
Securities available for sale	65,718	77,515
Loans held for sale, net of valuation allowance of $0 in 2008 and 2007	121	624
Loans, net of allowance for loan losses of $7,104 in 2008 (2007 - $5,156)	328,206	330,822
Premises and equipment, net	13,286	13,335
Accrued interest receivable	2,614	3,387
Net cash surrender value of life insurance	9,523	10,015
Goodwill	13,422	13,422
Other intangible assets	2,717	3,091
Other assets	8,080	7,048
TOTAL ASSETS	$474,996	$480,178

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest bearing	$57,216	$57,027
Interest bearing	336,827	342,142
Total deposits	394,043	399,169

Securities sold under agreements to repurchase	13,890	9,776
Accrued expenses and other liabilities	4,272	5,077
Other borrowings	12,492	14,753
Subordinated debentures	5,155	5,155
Total liabilities	429,852	433,930

Common stock subject to repurchase obligation in Employee
Stock Ownership Plan, shares outstanding - 100,392 in 2008
(92,203 in 2007)	728	2,029

Shareholders' equity:
Preferred stock, 100,000 shares authorized; none issued or outstanding
Common stock, $2.50 par value per share:
Authorized--4,000,000 shares	-	-
Issued--2,311,740 shares in 2008 (2007 - 2,307,924)
Outstanding (other than ESOP shares)-2,211,348 shares in 2008 (2007 - 2,215,721)	5,528	5,539
Additional paid-in capital	18,588	17,087
Retained earnings	20,593	21,629
Accumulated other comprehensive income, net	413	122
Unearned Employee Stock Ownership Plan shares	(591)	(103)
Unearned restricted stock compensation	(115)	(55)
Total shareholders' equity	44,416	44,219

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$474,996	$480,178

SOUTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(In thousands, except per share amounts)
Interest income:
Loans, including fees	$5,227	$5,599	$22,528	$20,756
Securities:
Taxable	510	535	2,100	1,648
Tax-exempt	227	187	943	648
Other	19	36	358	492
Total interest income	5,983	6,357	25,929	23,544

Interest expense:
Deposits	1,539	2,032	6,992	7,758
Other	288	321	1,197	880
Total interest expense	1,827	2,353	8,189	8.638
Net Interest Income	4,156	4,004	17,740	14.906
Provision for loan losses	2,350	400	5,080	745

Net interest income after provision for loan losses	1,806	3,604	12,660	14,161

Non-interest income:
Service charges on deposit accounts	668	584	2,744	1,990
Trust fees	246	235	1,090	791
Net gains on loan sales	41	73	336	390
Earnings on life insurance assets	107	85	363	286
Income from automated teller machines	149	107	624	352
Gain on life insurance proceeds	-	-	390	-
Other	185	155	870	459
Total non-interest income	1,396	1,239	6,417	4,268

Non-interest expense:
Salaries and employee benefits	2,605	2,028	10,582	7,652
Occupancy, net	335	255	1,383	954
Equipment	307	272	1,234	839
Printing, postage and supplies	170	116	659	378
Telecommunication expenses	96	79	379	229
Software maintenance expense	92	77	396	253
Professional and outside services	479	241	1,575	747
Amortization of other intangibles	93	31	374	31
Other	468	445	2,442	1,777
Total non-interest expense	4,645	3,544	19,024	12,860
INCOME BEFORE INCOME TAXES	(1,443)	1,299	53	5,569
Federal income taxes	(685)	295	(760)	1,436
NET INCOME	$(758)	$1,004	$813	$4,133

Basic Earnings Per Common Share	$(.33)	$.52	$.36	$2.29
Diluted Earnings Per Common Share	$(.33)	$.52	$.36	$2.28
Dividends Declared Per Common Share	$.20	$.20	$.80	$.80